Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC. ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

SHENANDOAH, IA, April 24, 2007 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced the results of its Annual Meeting of Shareholders, which was held April 19, 2007.

At the meeting, three directors, Barry A. Ellsworth, Brian D. Peterson, and Herschel C. Patton, were elected to serve on the Board of Directors for three year terms. The terms of these directors expire at the 2010 annual meeting.

The shareholders were also asked to ratify and approve the 2007 Equity Incentive Plan proposed by the Company. The 2007 Equity Incentive Plan was approved by the shareholders of the Company at the meeting.

Wayne Hoovestol, the Company’s CEO, said today, “I would like to take this opportunity to thank each and every one of our shareholders. Without our shareholders, we could not have accomplished what we have.”

About Green Plains Renewable Energy

GPRE is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. – www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. 712.246.2932